UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 29, 2016

IKONICS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-25727	41-0730027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4832 Grand Avenue Duluth, Minnesota	55807
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (218) 628-2217

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2016, IKONICS Corporation (the “Company”) received notice from Rondi Erickson, a director of the Company and a member of the Company’s Compensation Committee and Nominating Committee, that Ms. Erickson has resigned from her positions as a director and a member of the Compensation Committee and Nominating Committee, effective March 3, 2016. Ms. Erickson’s resignation is not due to any disagreement with the Company.

On March 3, 2016, the Company’s board of directors increased the size of the board by one member, fixed at nine the number of directors, and selected each of Marianne Bohren and Jeffrey D. Engbrecht as directors of the Company. Ms. Bohren and Mr. Engbrecht each were appointed to serve on the Audit Committee, Compensation Committee, and Nominating Committee. There are no arrangements or understandings between either Ms. Bohren or Mr. Engbrecht and any other person pursuant to which she or he was selected as a director. Since the beginning of the Company’s last fiscal year, neither Ms. Bohren nor Mr. Engbrecht has been a party to any transaction, and there is no currently proposed transaction, required to be disclosed pursuant to Item 404 of Regulation S-K. Ms. Bohren and Mr. Engbrecht will each participate in the Company’s non-employee director compensation program on the same basis as the Company’s other non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IKONICS CORPORATION

Date: March 4, 2016	/s/ Jon Gerlach
Jon Gerlach
Chief Financial Officer
and Vice President of Finance